FOR IMMEDIATE RELEASE	Contact:	Scott E. Lied
	Phone:	717-733-4181

ENB Financial Corp Reports Fourth Quarter 2009 Results

(January 14, 2010)  -- Ephrata, PA – ENB Financial Corp (OTCBB: ENBP), the bank holding company for Ephrata National Bank, reported net income for the fourth quarter of 2009 of $1,318,000, a $392,000, or 42.3%, increase over the $926,000 earned during the fourth quarter of 2008.  Net income for the year ended December 31, 2009, was $4,300,000, a $286,000, or 7.1%, increase from the $4,014,000 earned during the same period in 2008.  Earnings per share for the fourth quarter of 2009 were $0.46 compared to $0.32 for the same period in 2008.  Year-to-date earnings per share were $1.52 in 2009 compared to $1.40 in 2008.

The most significant items impacting the Corporation’s year-to-date earnings were an increase in the provision for loan loss expense and an increase in the amount of premiums paid for FDIC insurance coverage.  The Corporation recorded a provision for loan loss expense of $2,920,000 for the year ended December 31, 2009, a $2,251,000 increase over the $669,000 recorded for the same period in 2008.  The higher provision was a result of an increase in charged-off loans and an increase in the number of classified loans.  As a result of the higher provision, the allowance as a percentage of loans increased from 1.02% as of December 31, 2008, to 1.38% as of December 31, 2009.  FDIC insurance costs totaled $1,022,000 for the year ended December 31, 2009, a $792,000 increase over the $230,000 recorded for the same period in 2008.  In addition to its regular assessment increase, the FDIC issued a special one-time assessment to replenish reserves depleted by bank failures in the last two years.

The Corporation’s core earnings, net interest income (NII), of $20,985,000 for 2009 represents an increase of $858,000, or 4.3%, over 2008 levels. The improvement in NII was primarily generated by a $1,515,000, or 14.5%, reduction in deposit costs.  Rate decreases throughout the past year have enabled the Corporation to hold deposit rates significantly lower in 2009, compared to 2008.  Conversely, the lower rates, especially a lower Prime rate, decreased total interest income by $922,000, or 2.7%.  Despite moderate growth in the loan portfolio, the majority of new loans have been issued at interest rates lower than the average portfolio rate, which has reduced the interest earnings on loans.

Non-interest income, excluding the gain or loss on the sale of securities and mortgages, increased $132,000, or 9.0%, and $745,000, or 14.1%, for the three months and year ended December 31, 2009, respectively, compared to the same periods in 2008.  This increase was from operational and fee changes made to the Bank’s deposit products as a result of the business improvement engagement that began in May of 2008.  These changes were not fully implemented until the final quarter of 2008.

For the fourth quarter of 2009, the Corporation incurred net gains on the sale of securities of $216,000, a 15.3% decrease from the $255,000 gain recorded during the same quarter in 2008.  For the year ended December 31, 2009, the Corporation recorded net gains on the sale of securities of $175,000, a $681,000 improvement over the $506,000 loss recorded in the same period in 2008.  Gains on the sale of mortgages decreased by $3,000 for the fourth quarter of 2009 compared to the same period in 2008.  However, on a year-to-date basis, gains on the sale of mortgages increased by $106,000 over the same period in 2008.

Total operating expenses for the fourth quarter of 2009 decreased $1,756,000, or 27.1%, from the fourth quarter of 2008.  Operating expenses in the fourth quarter of 2008 included costs related to a business process improvement initiative that did not affect fourth quarter 2009 expenses. Operating expenses for the year ended December 31, 2009, decreased by $399,000, or 1.9%, from the same period in 2008.  The majority of this decrease was the result of the $1,222,000 of separation earnings recorded as salary expense in the fourth quarter of 2008.  Offsetting this decrease was the higher FDIC insurance premiums which represented an increase of $35,000 and $792,000 to fourth quarter and year-to-date operating expenses, respectively.

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the fourth quarter of 2009 were 0.72% and 7.47% respectively, compared with 0.54% and 5.57% for the fourth quarter of 2008.  For the year ended December 31, 2009, the Corporation’s annualized ROA was 0.60%, the same ratio as that recorded in 2008, while the ROE was 6.28%, compared to 5.89% for the same period in 2008.

As of December 31, 2009, the Corporation had total assets of $726.0 million, up 5.5%; total deposits of $569.9 million, up 11.5%; and total loans of $427.9 million, up 3.9%, from the balances as of December 31, 2008.

ENB Financial Corp is a bank holding company with a single wholly-owned subsidiary, Ephrata National Bank.  Ephrata National Bank operates from eight locations in northern Lancaster County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA.  Ephrata National Bank has been serving the community since 1881.  For more information about ENB Financial Corp, visit the Bank’s web site at www.epnb.com.

This news release may contain forward-looking statements concerning the future operations of ENB Financial Corp. Forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the company, the financial services industry and the economy.  The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met.  There are a number of future factors such as changes in fiscal or monetary policy or changes in the economic climate that will influence the bank’s future operations.  These factors are difficult to predict with regard to how likely and to what degree or significance they may occur.  Actual results may differ materially from what have been forecasted in the forward-looking statements.  We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

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